Federal Signal Q1 2026 Earnings Call April 29, 2026 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Forward-looking statements should not be relied upon as a predictor of actual results. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic and political uncertainty, risks and adverse economic effects associated with geopolitical conflicts including tariffs and other trade conflicts, legal and regulatory developments, foreign currency exchange rate changes, inflationary pressures, product and price competition, supply chain disruptions, availability and pricing of raw materials, interest rate changes, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, work stoppages, increases in pension funding requirements, cybersecurity risks, increased legal expenses and litigation results, and other risks and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein, in our earnings news release provided as of the date of this presentation, or in other investor materials filed with the SEC. 2

Q1 Highlights ** 3 • Net sales of $626 M, up $162 M, or 35% • Organic growth of $70 M, or 15% • Operating income of $99.7 M, up $34.0 M, or 52% • Net income of $70.4 M, up $24.1 M, or 52% • Adjusted EBITDA* of $126.3 M, up $41.2 M, or 48% • Adjusted EBITDA margin* of 20.2%, vs. 18.3% • GAAP diluted EPS of $1.14, up $0.39, or 52% • Adjusted EPS* of $1.18, up $0.42, or 55% • Orders of $623 M, up $55 M, or 10% • Backlog of $1.04 B, compared to $1.10 B * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures ** Comparisons versus Q1 of 2025

4 Group and Corporate Results * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures $ millions, except % Q1 2026 Q1 2025 % Change Orders 534.3 480.1 11% Net sales 532.7 387.4 38% Operating income 89.1 59.7 49% Operating margin 16.7% 15.4% Adjusted EBITDA* 113.3 77.5 46% Adjusted EBITDA margin* 21.3% 20.0% Orders 88.5 87.8 1% Net sales 92.9 76.4 22% Operating income 23.6 15.8 49% Operating margin 25.4% 20.7% Adjusted EBITDA* 24.7 16.8 47% Adjusted EBITDA margin* 26.6% 22.0% Corporate expenses 13.0 9.8 33% Consolidated Orders 622.8 567.9 10% Net sales 625.6 463.8 35% Operating income 99.7 65.7 52% Operating margin 15.9% 14.2% Adjusted EBITDA* 126.3 85.1 48% Adjusted EBITDA margin* 20.2% 18.3% Environmental Solutions Group Safety and Security Systems Group

Consolidated Statement of Operations 5 * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures $ millions, except % and per share Q1 2026 Q1 2025 $ Change % Change Net sales 625.6$ 463.8$ 161.8$ 35% Cost of sales 446.2 333.0 113.2 34% Gross profit 179.4 130.8 48.6 37% SEG&A expenses 72.0 60.2 11.8 20% Amortization expense 6.5 4.3 2.2 51% Acquisition and integration-related expenses, net 1.2 0.6 0.6 100% Operating income 99.7 65.7 34.0 52% Interest expense, net 6.9 3.0 3.9 130% Other expense, net 0.6 0.7 (0.1) -14% Income tax expense 21.8 15.7 6.1 39% Net income 70.4 46.3 24.1 52% Diluted EPS 1.14$ 0.75$ 0.39$ 52% Adjusted EPS* 1.18$ 0.76$ 0.42$ 55% Gross Margin 28.7% 28.2% SEG&A expenses as a % of net sales 11.5% 13.0% Effective tax rate 23.6% 25.3%

6 Adjusted Earnings per Share * * Non-GAAP financial measure. See appendix for additional information on non-GAAP measures. ($ in millions) 2026 2025 Net income, as reported 70.4$ 46.3$ Add: Income tax expense 21.8 15.7 Income before income taxes 92.2 62.0 Add: Acquisition and integration-related expenses, net 1.2 0.6 Purchase accounting effects (1) 1.8 0.3 Adjusted income before income taxes 95.2 62.9 Adjusted income tax expense (2) (22.5) (15.9) Adjusted net income 72.7$ 47.0$ Diluted EPS, as reported 1.14$ 0.75$ Adjusted EPS 1.18$ 0.76$ Three Months Ended March 31, (1) Purchase accounting effects in the three months ended March 31, 2026 and 2025 relate to adjustments to exclude the step-up in the valuation of inventory acquired in connection with acquisitions that was sold subsequent to the acquisition date and the depreciation of the step-up in the valuation of acquired rental equipment, where applicable. Such costs are included as a component of Cost of sales on the Condensed Consolidated Statements of Operations. (2) Adjusted income tax expense for the three months ended March 31, 2026 and 2025 was recomputed after excluding the tax impacts of acquisition and integration-related expenses, net, and purchase accounting effects.

Financial Strength and Flexibility *

Strong capital structure	• Cash and cash equivalents of ~$71 M • Net debt of ~$480 M ** • In October 2025, executed a new five-year, $1.5 B credit agreement, represented by a $1.1 B revolving credit facility and a $400 M delayed draw term loan, with opportunity to increase further, subject to lenders' approval • ~$939 M of availability under revolving credit facility • Net debt leverage remains low • Compliant with all covenants with significant headroom
Healthy cash flow and access to cash facilitate organic growth investment, M&A and cash returns to stockholders	• Generated ~$101 M of cash from operations in Q1 2026, up ~$65 M, or 176%, from Q1 2025 • Completed acquisition of Mega Equipment LLC in January 2026 for initial payment of ~$45 M • Funded full $15 M earnout payment associated with Hog Technologies acquisition in Q1 2026 • Anticipating cap ex of $45 M - $55 M in 2026 • Paid $9.2 M for dividends, reflecting increased dividend of $0.15 per share; recently declared similar $0.15 per share dividend for Q2 2026 • ~$157 M of authorization remaining under share repurchase programs (~2% of market cap)

FEDERAL SIGNAL

** Dollar amounts as of, or for the quarter ending 3/31/2026, unless otherwise noted*

*** Net debt is a non-GAAP measure and is computed as total debt of $551.6 M, less total cash and cash equivalents of $71.4 M*

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CEO Remarks – Q1 Performance** 8 • Strong execution by both groups contributed to a record-setting Q1 across net sales, adjusted EPS*, and adjusted EBITDA* • Environmental Solutions Group highlights:  YoY net sales growth of 38%; 46% increase in adjusted EBITDA*  130-basis point YoY increase in adjusted EBITDA margin*  Recent acquisitions contributed to YoY net sales growth (~$92 M or ~24%)  YoY improvement was broad-based across several product lines: vacuum trucks, dump truck bodies and trailers, and other specialty equipment  Aftermarket revenues up 18% YoY, equating to ~23% of ESG sales in Q1 • Safety and Security Group highlights:  YoY net sales growth of 22% YoY, 47% increase in adjusted EBITDA*  460-basis point YoY increase in adjusted EBITDA margin* to 26.6%  YoY improvement was driven by combination of volume increases, proactive price/cost management, and realization of certain cost savings • Generated $101 M of cash from operations, representing cash conversion*** of 144% of net income  Continue to target 100% cash conversion*** on annual basis * Non-GAAP financial measure. See appendix for additional information on non-GAAP measures, including reconciliation to GAAP measures ** Comparisons versus Q1 of 2025, unless otherwise noted *** Cash conversion is a non-GAAP measure computed as net cash provided by operating activities divided by net income. See appendix for reconciliation to GAAP measures

CEO Remarks – Market Conditions *

($ in millions)

Consolidated	Q1:25	Q2:25	Q3:25	Q4:25	Q1:26
Reported Net Sales	**$ 463.8**	**$ 564.6**	**$ 555.0**	**$ 597.1**	**$ 625.6**
Less: Third-Party (Labrie) Refuse Truck Net Sales	$ 12.3	$ 18.0	$ 18.6	$ 24.4	$ 26.2
Pro-Forma Net Sales	**$ 451.5**	**$ 546.6**	**$ 536.4**	**$ 572.7**	**$ 599.4**

Consolidated	Q1:25	Q2:25	Q3:25	Q4:25	Q1:26
Reported Orders	**$ 567.9**	**$ 539.7**	**$ 466.9**	**$ 647.0**	**$ 622.8**
Less: Impact from M&A, net (Acquired Backlog)	$ 20.5	$ -	$ -	$ 132.0	$ 19.6
Less: Third-Party (Labrie) Refuse Truck Net Orders	$ 13.2	$ 7.4	$ 4.8	$ 1.6	$ (0.6)
Pro-Forma Orders	**$ 534.2**	**$ 532.3**	**$ 462.1**	**$ 513.4**	**$ 603.8**
YoY Change in Q1 pro-forma orders ($)					**$ 69.6**
YoY Change in Q1 pro-forma orders (%)					**13%**

- Given that we stopped taking orders for third-party (Labrie) refuse trucks in Q4:25, we have provided additional historical sales and order information to facilitate appropriate comparisons
- Excluding the impact of acquired backlog and third-party (Labrie) refuse truck orders, Q1:26 orders increased ~$70 M, or 13%, YoY
- Within product lines, we experienced strength in demand for other specialty equipment, including refuse trucks and metal extraction support equipment, as well as aftermarket parts and services, and warning systems, partially offset by a ~$20 M YoY reduction in international export orders
- Q1 backlog of ~$1.04 B provides excellent visibility in 2026 for certain product lines
  - Backlog includes ~$55 M of third-party (Labrie) refuse orders

FEDERAL SIGNAL

** Comparisons versus Q1 of 2025*

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CEO Remarks – Update on Multi-Year Growth Strategy 10 Execution on Multi-Year Growth Strategy: • Through economic cycles, we target low double-digit annual top- line growth, split roughly equally between inorganic and organic growth • We have implemented annual through-cycle EBITDA margin targets for each of our groups, that we have increased several times over the past years as we execute on our strategic growth objectives Increasing SSG EBITDA Margin Targets: • We are raising our EBITDA margin targets for SSG to a new range of 22% - 28% (increased from prior 18% - 24% range) • New range reflects confidence across multiple organic growth and productivity initiatives spanning new product development, the penetration of historically underserved customer cohorts, geographic expansion, and production optimization “Power of the Platform” Investments: • Making enterprise-wide investments starting in Q2:26 to strengthen centers of excellence with a focus on new product development, dealer development, data analytics, and operations • With these investments of less than $5 M, our teams will be well- positioned to capitalize on recently-identified growth and productivity opportunities • As we scale our internal power of the platform infrastructure, we believe financial benefits will be split roughly equally between revenue and costs, while supporting our M&A integration processes SSG’s Primary Manufacturing Facility in University Park, IL

Raising 2026 Financial Outlook

- **<u>Raising</u> Full-Year Adjusted EPS[1] Outlook to a <u>new range of $4.80 to $5.05</u>**
  - Increased from the prior range of $4.50 to $4.80
  - At the midpoint, new range would represent another year of double-digit growth, and the highest EPS level in our history
- **<u>Raising</u> Full-year Net Sales Outlook to a <u>new range of $2.57 B to $2.66 B</u>**
  - Increased from the prior range of $2.55 B to $2.65 B
  - Would represent YoY growth of 18% - 22%
- Capital expenditures of $45 M to $55 M



<u>Assumptions</u>

- Interest expense of ~$26 M - $28 M, without additional M&A
- Other expense of ~$2.5 M - $3.0 M
- Effective tax rate of ~25%, excluding additional discrete items
- ~61.5 M weighted average shares outstanding
- Acquisition-related amortization expense of ~$26 M - $28 M; outlook includes preliminary estimate of New Way and Mega intangible asset amortization expense
- Depreciation expense of ~$72 M - $74 M

1. *Adjusted earnings per share ("EPS") is a non-GAAP measure, which includes certain adjustments to reported GAAP net income and diluted EPS. In the three months ended March 31, 2026 and 2025, we made adjustments to exclude the impact of acquisition and integration-related expenses, net, and purchase accounting effects, where applicable. In prior years, we have also made adjustments to exclude the impact of pension-related charges, debt settlement charges, special tax items, and certain other unusual or non-recurring items. Should any similar items occur in the remainder of 2026, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).*

FEDERAL SIGNAL

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Federal Signal Q1 2026 Earnings Call 12 Q&A April 29, 2026 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1333 Butterfield Road, Suite 500 Downers Grove, IL 60515 INVESTOR RELATIONS CONTACTS 630-954-2000 Felix Boeschen VP, Corporate Strategy and Investor Relations fboeschen@federalsignal.com 13

Federal Signal Q1 2026 Earnings Call 14 Appendix

Non-GAAP Measures 15 • Adjusted net income and earnings per share (“EPS”) - The Company believes that modifying its 2026 and 2025 net income and diluted EPS provides additional measures to assist it in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes are not representative of its underlying performance and to improve the comparability of results across reporting periods. During the three months ended March 31, 2026 and 2025 adjustments were made to reported GAAP net income and diluted EPS to exclude the impact of acquisition and integration-related expenses, net, and purchase accounting effects. • Adjusted EBITDA and adjusted EBITDA margin - The Company uses adjusted EBITDA and the ratio of adjusted EBITDA to net sales (“adjusted EBITDA margin”), at both the consolidated and segment level, as additional measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes are not representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance. • Consolidated adjusted EBITDA is a non-GAAP measure that represents the total of net income, interest expense, net, acquisition and integration-related expenses, net, purchase accounting effects, other expense, net, income tax expense, and depreciation and amortization expense, as applicable. Consolidated adjusted EBITDA margin is a non-GAAP measure that represents the total of net income, interest expense, net, acquisition and integration-related expenses, net, purchase accounting effects, other expense, net, income tax expense, and depreciation and amortization expense, as applicable, divided by net sales for the applicable period(s). • Segment adjusted EBITDA is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, net, purchase accounting effects, and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, net, purchase accounting effects, and depreciation and amortization expense, as applicable, divided by segment net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment operating income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense relates to those assets, both tangible and intangible, that are utilized by the respective segment. Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. • Cash conversion is a non-GAAP measure that is computed by dividing net cash provided by operating activities by net income (represented as a percentage). The Company believes that cash conversion provides investors with a view of the Company’s ability to convert its earnings into cash. Other companies may use different methods to calculate cash conversion.

Consolidated Adjusted EBITDA 16 $ millions, except % Q1 2026 Q1 2025 Net income 70.4$ 46.3$ Add: Interest expense, net 6.9 3.0 Acquisition and integration-related expenses, net 1.2 0.6 Purchase accounting effects * 1.6 0.1 Other expense, net 0.6 0.7 Income tax expense 21.8 15.7 Depreciation and amortization 23.8 18.7 Consolidated adjusted EBITDA 126.3$ 85.1$ Net sales 625.6$ 463.8$ Consolidated adjusted EBITDA margin 20.2% 18.3% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.2 million for the three months ended March 31, 2026 and 2025, respectively

Segment Adjusted EBITDA 17 ESG $ millions, except % Q1 2026 Q1 2025 Operating income 89.1$ 59.7$ Add: Acquisition and integration-related expenses - 0.1 Purchase accounting effects * 1.6 0.1 Depreciation and amortization 22.6 17.6 Adjusted EBITDA 113.3$ 77.5$ Net sales 532.7$ 387.4$ Adjusted EBITDA margin 21.3% 20.0% SSG $ millions, except % Q1 2026 Q1 2025 Operating income 23.6$ 15.8$ Add: Depreciation and amortization 1.1 1.0 Adjusted EBITDA 24.7$ 16.8$ Net sales 92.9$ 76.4$ Adjusted EBITDA margin 26.6% 22.0% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.2 million for the three months ended March 31, 2026 and 2025, respectively

Cash Conversion 18 $ in millions, except % Net Cash Provided by Operating Activities - Three Months Ended March 31, 2026 (A) 101.3$ Net Income - Three Months Ended March 31, 2026 (B) 70.4$ Cash Conversion (A/B) 144%